Exhibit 10.1



SouthTrust Bank, N.A.
One Georgia Center
600 West Peachtree Street
Atlanta, Georgia  30308



August 9, 2000


Mr. David L. Gamsey
Chief Financial Officer
Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia  30097

Dear David:

In response to your request, SouthTrust Bank grants a modification/waiver and consent of the outlined covenants contained in the Amended Loan and Security Agreement between Innotrac Corporation and SouthTrust Bank:

12.2      Tangible Net Worth
          ------------------

Currently this covenant requires that tangible net worth shall increase annually over the amount as of the prior fiscal year end. The waiver of this covenant is for Fiscal Year 2000. The modification also specifically allows the exclusion of the affect of the special charge the company took in June, 2000, from future calculations for this covenant.

12.3      Fixed Charge Coverage Ratio
          ---------------------------

Currently, this covenant requires that the Fixed Charge Coverage Ratio be at least 1.2:1 at the end of each fiscal quarter, on a rolling four quarters basis. The waiver of this covenant is for Fiscal Year 2000. The modification also specifically allows the exclusion of the affect of the special charge the company took in June, 2000, from future calculations for this covenant.


13.5      Stock Redemptions
          -----------------

Currently, the purchase or redemption of stock is restricted if there is an Event of Default. Given the covenant violations mentioned herein, we have obtained a waiver of this covenant to permit the $5,000,000 stock buy-back currently approved by your Board of Directors.

13.6      Restricted Investment
          ---------------------

Currently, this covenant restricts investments except for normal business purposes or for investment in certain securities or accounts. The waiver of this covenant allows for the restricted investments made previously this year. The modification allows that a single restricted investment of up to $10 million in any one company/venture may be made during any fiscal year, and the total of all restricted investments made during any fiscal year will not exceed $15 million, without prior approval of SouthTrust Bank.

The Bank will not impose our normal fee for these waivers and modifications. However, in consideration of the contemplated change in the need and usage of the Revolving Credit Facility, the Bank will require an unused fee of one quarter of one percent (1/4%) per annum, payable quarterly. This will begin on September 1, 2000.

I hope you find that this accommodation provides you with an assurance of our commitment to you as a customer and that it allows you the flexibility you need to continue with your business plans. Should you need anything further, please let me know.



Sincerely,


/s/ Noble Jones
Noble Jones
Vice President

cc:  Kenneth W. Deere



ACKNOWLEDGMENT                     Date:     8/14/00

By:  /s/ David L. Gamsey

It's:  SVP & CFO